Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact Information:
C. Lynn Gable
The Bank of Georgia
Senior Vice President and CFO
(770) 631-9488

GEORGIA BANCSHARES, INC.REPORTS
FIRST QUARTER RESULTS

PEACHTREE CITY, GA, May 14, 2004 – Georgia Bancshares, Inc., (OTC BB:GABA.OB), the parent company of The Bank of Georgia, today announced net income for the first quarter of 2004 of $386,859, or $.13 per share. Same quarter earnings for 2003 were $272,619, or $.09 per share. Total assets were $221,237,535 at March 31, 2004 as compared to $184,304,773 at March 31, 2003. For more information about Georgia Bancshares, Inc., visit www.georgiabancshares.com.

Based in Peachtree City, GA, Georgia Bancshares, Inc. is a bank holding company that provides traditional bank services to small businesses and consumers through its subsidiary, The Bank of Georgia. The Bank of Georgia opened for business in February 2000, and has locations in Peachtree City, Fayetteville, Newnan, Sharpsburg and Tyrone, Georgia. A full-service bank, The Bank of Georgia provides a broad array of services, including checking accounts, money market accounts, certificates of deposit, commercial loans, construction loans, consumer loans (including home equity lines of credit), credit cards, drive-through windows, ATMs, on-line banking, and Visa check cards. For more information about The Bank of Georgia, visit www.bankofgeorgia.com.

Except for the historical information contained herein, the matters discussed in this press release may be deemed to be forward-looking statements that involve risks and uncertainties, including changes in economic conditions, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans, the level of allowance for loan losses, the rate of delinquencies and amounts of charge-offs, and competition. Actual strategies and results in future periods may differ materially from those currently expected. These forward-looking statements represent the our judgment as of the date of this release. We undertake no obligation to publicly update or revise any forward looking statements, whether as a result of new information, future events, or otherwise.

Georgia Bancshares, Inc.Condensed
Consolidated Balance Sheets

	March 31,	December 31,
	2004	2003
	(Unaudited)
Assets:
Cash and cash equivalents:
Cash and due from banks	$10,689,636	$8,516,138
Interest-bearing deposits in other banks	72,486	29,860
Federal funds sold	12,325,000	6,887,000

Cash and cash equivalents	23,087,122	15,432,998

Investment securities:
Securities available-for-sale	31,836,856	34,147,840
Other investments	1,307,366	1,357,566

	33,144,222	35,505,406

Loans, net of allowance for loan losses of $2,204,813
and $2,131,752, respectively	157,747,253	147,463,301

Accrued interest receivable	1,477,359	1,340,445
Premises and equipment, net	5,225,243	4,772,339
Other assets	556,336	577,141

Total assets	$221,237,535	$205,091,630

Liabilities:
Deposits:
Noninterest-bearing	$23,858,799	$23,448,570
NOW	16,849,697	6,308,343
Savings	17,398,046	19,018,079
Time deposits $100,000 and over	68,643,050	62,745,922
Other time deposits	70,535,613	70,446,862

Total deposits	197,285,205	181,967,776

Securities sold under agreements to repurchase	761,051	670,052
Federal Home Loan Bank advances	2,000,000	2,000,000
Stock purchase obligation	369,250	369,250
Other liabilities	874,014	821,737

Total liabilities	201,289,520	185,828,815

Shareholders' equity
Common stock; no par value, 10,000,000 shares authorized; 2,936,119
shares issued and outstanding	15,034	15,034
Capital surplus	17,290,269	17,290,269
Retained earnings	2,402,204	2,015,345
Accumulated other comprehensive income (loss)	240,508	(57,833)

Total shareholders' equity	19,948,015	19,262,815

Total liabilities and shareholders' equity	$221,237,535	$205,091,630

Georgia Bancshares, Inc.

Condensed Consolidated Statements of Income
(Unaudited)

	Three Months Ended
	March 31,
	2004	2003
Interest income:
Interest and fees on loans	$2,735,110	$2,304,913
Interest and dividends on investments	311,912	339,154
Interest on federal funds sold and other interest income	17,085	14,522

Total interest income	3,064,107	2,658,589

Interest expense:
Interest on deposits	1,016,208	1,174,187
Interest on securities sold under agreements to repurchase	1,318	8,745
Interest on other borrowed funds	10,829	6,657

Total interest expense	1,028,355	1,189,589

Net interest income	2,035,752	1,469,000

Provision for loan losses	80,000	75,000

Net interest income after provision for loan losses	1,955,752	1,394,000

Other income:
Service charges on deposit accounts	79,339	48,132
Loss on sale of other assets	(4,678)	0
Gains on sales of securities available-for-sale	1,074	23,650
Other operating income	30,070	19,481

Total other income	105,805	91,263

Other expense:
Salaries and employee benefits	879,293	594,927
Occupancy and equipment expense	164,005	145,773
Data processing	149,682	115,964
Other operating expenses	271,718	228,980

Total other expense	1,464,698	1,085,644

Income before income taxes	596,859	399,619
Income tax expense	210,000	127,000

Net income	$386,859	$272,619

Basic earnings per share	$0.13	$0.09

Diluted earnings per share	$0.11	$0.08